Exhibit 10.36

STATEMENT OF WORK
TFO-003

This Statement of Work (“SOW”), by and between Touchpoint Metrics, Inc. (“the Company”) and Tanger Factory Outlet Centers, Inc. (“Client”) effective as of the later date signed below (“Effective Date”), will serve as Client’s approval for the Company to begin work on the following project described below:

Project Name: Online Self- and Center Assessment Tool

Project Description: Enable Client to quantify and qualify consistency of delivery on the Tanger Experience at the center level as well as providing a framework for identifying areas for potential focus/improvement as follows:

1.
Survey Design and Build. The Company will provide one customized, web-based Touchpoint Mapping survey tailored for employees, and designed to poll customers and retailers as well. The survey will include the following functionality:

a.	Ability for Client’s center managers to self-assess performance against key touchpoints;

b.	Ability for Client’s center staff to self-assess understanding of, and personal performance on, experience promise and principles, as well perceptions of Client’s center overall performance;

c.
Ability for Client to access data in a secure online environment, comparing management versus staff perceptions, regional or center “type” comparisons, size, or other analytical breaks that would drive insights or inform decision making.

Estimated Completion Date:          5/10/13

2.
Manage and Send. The Company will customize survey invitations and reminder emails and coordinate with Client staff for upload and send, manage overall survey process (including testing), provide access to results, and train Client staff on utilization of the Touchpoint Mapping dashboard.

Estimated Completion Date, Center Managers:          5/31/13
Estimated Completion Date, Center Staff:                 6/28/13

3.
Hosting of Survey Platform.  The Company will provide Client with twelve-month access to the Touchpoint Mapping dashboard, including the ability to re-send surveys to the same audience over time to assess progress.

Estimated Completion Date: twelve (12) months commencing date of contract execution

Time is of the essence in completing  this SOW on time and on budget. Client acknowledges that delays on its part may adversely affect schedules and costs.

Budget Estimate:
Design and Build	$6,600
Manage and Send	4,200
Hosting of Survey Platform	6,000
Total Fees:	$16,800

The Company’s budget estimates are based on an estimate of the actual time and resources required to complete the SOW. The fees are presented as a fixed bid fee to complete the work outlined.  The fees would only change if the scope of work changes, and only if authorized by the Client in advance, through a signed Estimated Addendum, of such fees being incurred. Out-of-pocket expenses are not included, but typically do not exceed 10% of budget total for an engagement of this type.  See “Out-of-Pocket Expenses” section below.

Payment Schedule:
Upon the Effective Date, an amount equal to one-half of the total amount of fees specified in the Budget Estimate (i.e., Sixteen thousand, eight hundred U.S. Dollars ($16,800)) (the “Project Fee Total”) will be invoiced and due upon receipt of such invoice ($8,400).  The second and final invoice for the remaining one-half of the Project Fee Total ($8,400) will be sent eight (8) weeks after the Effective Date.  All invoices, except the initial invoice which is due upon receipt, are due Net 15 days.

Out-of-Pocket Expenses:
Out-of-pocket expenses include (but are not limited to) color outputs, copies, deliveries, sample acquisition or remuneration, phone, travel, etc. All out-of-pocket expenses are billed at cost, and are estimated not to exceed 10% of Project Fee Total. If the demands of the project dictate expenses that exceed this, then written approval will be obtained from Client in advance of these expenses being incurred. Out-of-pocket expenses $5,000 and up that are agreed to in advance by Client are subject to a 50% deposit, payable to the Company prior to ordering the service.

Client Portal:
Client will receive secure access to the Touchpoint Mapping dashboard through the Company’s Client Portal.

User Access:
Services include 5 User Licenses to access the Client Portal. Additional User Licenses are available for an added fee.

Authorized Users:
Client will provide the Company the name, title, roles, and email address of all Users of the Services.

Terms of Use:
Client agrees to ensure all Users accept Terms of Use found at initial login to the Client Portal.  The Terms of Use are accessible at www.touchpointmetrics.com/terms-of-use,and are incorporated into this SOW in its entirety by this reference.

Approvals:
The current authorized approval source for Client is Carrie Geldner.

Statement of Work – TFO-003	Page 2 of 3

Terms and Conditions:
This SOW is entered under and pursuant to the Services Agreement between the Company and the Client (“Agreement”) dated August 28, 2012, and is subject to all the terms and conditions of that Agreement.

For the Company	Accepted for Client

MICHAEL HINSHAW
Signature	Signature

Michael Hinshaw, President	Carrie Geldner, Senior Vice President,
Marketing & CMO

April 9, 2013	Date

Statement of Work – TFO-003	Page 3 of 3